SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to § 240.14a-12

ARDEA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ARDEA BIOSCIENCES, INC.

4939 Directors Place

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 31, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Ardea Biosciences, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 31, 2012 at 2:00 p.m. Pacific Time at the offices of the Company located at 4939 Directors Place, San Diego, California 92121, for the following purposes:

1.   To elect the seven nominees for director named herein to serve until the next annual meeting and until their respective successors are elected and qualified.

2.  To approve an amendment to the Company’s 2000 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the Employee Stock Purchase Plan by 500,000 shares.

3.  To ratify the selection by the Audit Committee of the Board of Directors of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

4.  To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

5.  To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 2, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.

President & Chief Executive Officer

San Diego, California

April 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be

Held on Thursday, May 31, 2012 at 2:00 p.m. Pacific Time at 4939 Directors Place, San Diego, California 92121.

The proxy statement and annual report to stockholders are available at www.ardeabio.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ARDEA BIOSCIENCES, INC.

4939 Directors Place

San Diego, California 92121

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 31, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board of Directors” or “Board”) of Ardea Biosciences, Inc. (referred to herein as the “Company” or “Ardea”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, including adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the internet.

We intend to mail these proxy materials on or about April 16, 2012 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Thursday, May 31, 2012 at 2:00 p.m. local time at 4939 Directors Place, San Diego, California 92121. Directions to the annual meeting may be found at www.ardeabio.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2012 will be entitled to vote at the annual meeting. On this record date, there were 36,759,140 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2012 your shares were registered directly in your name with Ardea’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of seven directors;

•	Approval of the proposed 500,000 share increase in the number of shares of common stock authorized for issuance under the Company’s 2000 Employee Stock Purchase Plan;

•

Ratification of selection by the Audit Committee of the Board of Directors of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012; and

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 P.M., Pacific Daylight Time on May 30, 2012 to be counted.

•

To vote through the internet, go to http://www.investorvote.com/ardc to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 P.M., Pacific Daylight Time on May 30, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Ardea. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2012.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted, as applicable, “For” the election of all seven nominees for director, “For” approval of the amendment to the Company’s 2000 Employee Stock Purchase Plan, “For” ratification of selection by the Audit Committee of the Board of Directors of Marcum LLP as our independent registered public accounting firm and “For” the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may grant a subsequent proxy by telephone or through the internet.

➢	You may send a timely written notice that you are revoking your proxy to Ardea’s Secretary at 4939 Directors Place, San Diego, California 92121.

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 14, 2012, to the Secretary of the Company, 4939 Directors Place, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no sooner than January 31, 2013 but no later than March 2, 2013. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

➢

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes (from the votes of holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢

For Proposal 2, the approval of the proposed 500,000 share increase under the Company’s 2000 Employee Stock Purchase Plan, must receive “For” votes from the holders of a majority of shares present and entitled to vote in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢

To be approved, Proposal 3, the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012, must receive “For” votes from the holders of a majority of shares present and entitled to vote in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢

For Proposal 4, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 36,759,140 shares of common stock outstanding and entitled to vote. Thus, the holders of 18,379,571 shares of voting stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of voting stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.ardeabio.com.

PROPOSAL 1

ELECTION OF DIRECTORS

There are currently seven board seats on Ardea’s Board of Directors. There are seven nominees for director: Felix J. Baker, Ph.D., Wendy L. Dixon, Ph.D., Henry J. Fuchs, M.D., Craig A. Johnson, John W. Poyhonen, Barry D. Quart, Pharm.D., and Kevin C. Tang. Each of the nominees is currently a director of the Company who was previously elected by the stockholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees listed below was nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a director at the 2012 Annual Meeting of Stockholders. It is Ardea’s policy to encourage directors to attend our annual meeting. Messrs. Poyhonen, Johnson and Tang attended the annual meeting held in 2011.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven director nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Ardea. Each person nominated for election has agreed to serve, if elected, until the next annual meeting and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION AT THE 2012 ANNUAL MEETING

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to select that person as a nominee. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Name	Age	Principal Occupation/ Position Held With the Company
Felix J. Baker, Ph.D.	43	Co-Managing Member of Baker Brothers Investments / Director
Wendy L. Dixon, Ph.D.	56	Consultant / Director
Henry J. Fuchs, M.D.	52	Executive Vice President and Chief Medical Officer of BioMarin Pharmaceutical, Inc. / Director
Craig A. Johnson	50	Chief Financial Officer of PURE Bioscience, Inc. / Director
John W. Poyhonen	52	President and Chief Operating Officer of Senomyx, Inc. / Director
Barry D. Quart, Pharm.D.	55	President and Chief Executive Officer / Director
Kevin C. Tang	45	Managing Director of Tang Capital Management, LLC / Director

Felix J. Baker, Ph.D. Dr. Baker was appointed as one of our directors in February 2010. Dr. Baker is a Co-Managing Member of Baker Brothers Investments, which he and his brother, Julian Baker, founded in 2000. Baker Brothers Investments is a family of long-term investment funds for major endowments and foundations, which are focused on publicly traded life sciences companies. Dr. Baker’s career as a fund manager began in 1994 when he co-founded a biotechnology investment partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. He is also a director of Seattle Genetics, Inc. and Synageva BioPharma, Corp. Dr. Baker is a highly experienced director having served on the boards of directors of numerous public and private biopharmaceutical companies. Dr. Baker’s scientific and medical background, coupled with his investment and leadership experience in the healthcare industry provides relevant expertise in strategic areas, as well as in-depth knowledge of the healthcare industry, providing valuable insight and guidance to the Board for matters such as scientific and corporate strategy, financial and risk management, among others.

Wendy L. Dixon, Ph.D. Dr. Dixon was appointed as one of our directors in April 2011. Since 2009, Dr. Dixon has been a consultant to companies in the biotechnology and pharmaceutical industry and is also a senior advisor to The Monitor Group LP, an international strategic consulting firm. From December 2001 to May 2009, Dr. Dixon was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb, a biopharmaceutical company and served on the CEO’s Executive Committee. From 1996 to 2001, she was Senior Vice President, Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, Inc. and Centocor, Inc. and various positions at SmithKline & French Pharmaceuticals (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the boards of directors of Furiex Pharmaceuticals, Inc., Orexigen Therapeutics, Inc., Incyte Corporation and Alkermes, Inc., and was previously a director of DENTSPLY International from 2005 to 2010. Dr. Dixon received her MSc and BSc in Natural Science and her Ph.D. in Biochemistry from the University of Cambridge. Dr. Dixon’s 33-year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet®, Fosamax®, Singulair®, Plavix®, Abilify®, Reyataz® and Baraclude®, brings to the Board a wealth of broad-ranging and hands-on experience in drug development and new product commercialization.

Henry J. Fuchs, M.D. Dr. Fuchs has served as one of our directors since November 2001. Dr. Fuchs presently serves as Executive Vice President and Chief Medical Officer of BioMarin Pharmaceutical Inc., a position he has held since March 2009. Dr. Fuchs was the Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc. from September 2005 to December 2008. He served as our Chief Executive Officer from January 2003 until June 2005. Dr. Fuchs joined us as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc. where, among other things, he had responsibility for the clinical program that led to the approval of Pulmozyme® for the treatment of cystic fibrosis. Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin® for the treatment of metastatic breast cancer. Dr. Fuchs also serves on the board of directors of MethylGene Inc. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University. Dr. Fuchs’ experience in senior management and the biotechnology industry provide strategic and practical knowledge to our Board related to regulatory, clinical research and other operational areas in our industry.

Craig A. Johnson. Mr. Johnson has served as one of our directors since June 2008. Mr. Johnson is currently the Chief Financial Officer of PURE Bioscience, Inc., a position he has held since August 2011. He previously served as Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. from June 2010 to July 2011. Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until the company’s sale to Raptor Pharmaceuticals Corp. in October 2009, and then as Vice President of TPTX, Inc., a wholly owned subsidiary of Raptor Pharmaceutical Corp. through March 2010. From 1994 to 2004, he was employed by MitoKor, Inc. and last held the position of Chief Financial Officer and Senior Vice President of Operations. Prior to joining MitoKor, Mr. Johnson served as a senior financial executive for several early-stage technology companies, and he also practiced as a Certified Public Accountant with Price Waterhouse. Currently, Mr. Johnson is a director of Adamis Pharmaceuticals Corporation where he serves as chairman of the audit committee. Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant. Mr. Johnson’s extensive public accounting, financial and executive management background provide valuable financial and accounting experience and auditing expertise to our Board.

John W. Poyhonen. Mr. Poyhonen was appointed as a director in June 2007. Mr. Poyhonen is currently the President and Chief Operating Officer of Senomyx, Inc. He joined Senomyx in October 2003 as Vice President and Chief Business Officer and was promoted in April 2004 to Vice President and Chief Financial and Business Officer. He was promoted to his current position in September 2009. From 1996 until October 2003, Mr. Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, a Pfizer, Inc. company, most recently as Vice President of National Sales. Prior to holding this position, Mr. Poyhonen served as Vice President of Marketing and Vice President of National Accounts. Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas. Mr. Poyhonen’s understanding of the biotechnology and pharmaceutical industries, coupled with his broad management experience and responsibilities through the course of his career, provide relevant experience to our Board in a number of areas, including corporate and commercial strategy, business development, risk management, and financial and operational areas.

Barry D. Quart, Pharm.D. Dr. Quart was elected as a director and appointed as our President and Chief Executive Officer on December 21, 2006. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc., where he was instrumental in bringing the company public on the London Stock Exchange in July 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories, where he was responsible for approximately 1,000 employees and an annual budget of almost $300 million. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Dr. Quart joined Agouron in 1993 and was instrumental in the development and registration of nelfinavir (Viracept®), which went from the lab bench to NDA approval in 38 months. Dr. Quart spent over ten years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs prior to Agouron and was actively involved in the development and registration of important drugs for the treatment of HIV and cancer, including paclitaxel (Taxol®), didanosine (Videx®), and stavudine (Zerit®). Dr. Quart currently serves as a director of Synageva BioPharma Corp. He has a Pharm.D. from the University of California, San Francisco. With his three decades of experience in the biotechnology and pharmaceuticals industries and years in senior management as described above, Dr. Quart brings critical expertise and knowledge and invaluable experience to the Board and Ardea’s entire organization.

Kevin C. Tang. Mr. Tang has served as one of our directors since May 2003. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group. Mr. Tang currently serves as a director of A.P. Pharma, Inc. He was previously a director of Trimeris, Inc. until 2009 and Penwest Pharmaceuticals Co. until 2010. Mr. Tang received a B.S. degree from Duke University. Mr. Tang’s investment and leadership experience in the healthcare industry provides relevant expertise in strategic areas, as well as in-depth knowledge of the healthcare industry, providing valuable insight and guidance to the Board for matters such as, corporate strategy and financial and risk management, among others.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

For the election of directors pursuant to Proposal 1, the seven nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent” as affirmatively determined by the Board. The Board of Directors consults with the Company’s outside counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Baker, Dr. Dixon, Dr. Fuchs, Mr. Johnson, Mr. Poyhonen and Mr. Tang. In making this determination, the Board found that none of the above directors had a material or other disqualifying relationship with the Company. Dr. Quart is not independent under the Nasdaq rules by virtue of his current employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 2011, the Board of Directors held eight meetings, including telephone conference meetings, and acted by unanimous written consent three times. During the fiscal year ended December 31, 2011, each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he/she served, held during the period for which he/she was a director or committee member, respectively.

DIRECTOR NOMINATIONS

Qualifications and Process.    The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

Stockholder Nominees.    The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. The Company’s Board has adopted a written Policy Regarding Stockholder Recommendations of Director Nominees that is available to stockholders on the Company’s website at www.ardeabio.com. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become Company nominees for election to the Board at annual stockholders meetings must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4939 Directors Place, San Diego California 92121, Attn: Secretary, no sooner than 120 days and no later than 90 days prior to the anniversary date of the last Annual Meeting of Stockholders, subject to adjustment as set forth in the Company’s Bylaws. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock, has been a holder for at least one year and the number of Ardea shares beneficially owned by the stockholder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Any stockholder who holds in excess of 15% of our outstanding voting stock on an as converted basis may call a special meeting of the stockholders of the Company for any purpose, including the election of directors, by giving notice to the Company identifying the matters to be considered at such meeting. In connection with any such special meeting the policies and procedures described in this paragraph do not apply. The Company is not required to solicit proxies on behalf of the greater than 15% stockholder, nor will the Company or the Company’s Board be required to make any recommendation with respect to any matter to be considered at such meeting.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Commercial Committee.

A description of each committee of the Board of Directors follows. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of, and assesses the qualifications of, the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is comprised of three directors: Dr. Fuchs and Messrs. Johnson and Poyhonen. The Audit Committee met six times and acted by unanimous written consent one time during 2011. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Company has an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that describes how stockholders can communicate with the Audit Committee with respect to accounting and auditing concerns, which is available on the Company’s website at www.ardeabio.com. All communications directed to the Audit Committee in accordance with this policy will be promptly and directly forwarded to the Audit Committee.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Johnson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Johnson’s level of knowledge and experience based on a number of factors, including his formal education and 20 years of financial management experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountants’ communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

/s/ CRAIG A. JOHNSON

Craig A. Johnson

/s/ HENRY J. FUCHS, M.D.

Henry J. Fuchs, M.D.

/s/ JOHN W. POYHONEN

John W. Poyhonen

COMPENSATION COMMITTEE

The Compensation Committee is composed of three directors: Dr. Baker, Mr. Poyhonen and Mr. Tang. All members of the Company’s Compensation Committee are independent as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Compensation Committee met four times and acted by unanimous written consent two times in 2011 in accordance with the adopted written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and directors and evaluation of performance in light of these stated objectives;

*

The material in this report is not “soliciting material”, is not deemed “filed” with the commission, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers, vice presidents and directors; and

•	administration of the Company’s equity incentive plans and other similar plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the Company’s proxy statement for each Annual Meeting of Stockholders.

Compensation Committee Processes and Procedures

The Compensation Committee meets quarterly, or with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, Mr. Poyhonen, in consultation with the Chief Executive Officer and other members of senior management, including human resources. The Compensation Committee also meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Compensia as independent compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate and recommend a comparative, or peer group, of companies from which to perform analysis of competitive company performance and individual compensation levels for that group;

•	evaluate the competitiveness of our existing compensation strategy and practices in support of, and reinforcement of, our long-term strategic goals; and

•	assist in the refinement of our compensation strategy to develop an executive compensation program to execute that strategy.

In consultation with the Compensation Committee and senior management, Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue and modifications resulting from those discussions, the Compensation Committee approved the compensation for the Chief Executive Officer, other executive officers, vice presidents and directors.

Under its charter, the Compensation Committee may delegate authority to subcommittees, as appropriate. The Compensation Committee has formed a Non-Officer Stock Option Committee, or NOSOC, whose sole member is Dr. Quart, the Chief Executive Officer, to grant, within certain guidelines and without any further action required by the Compensation Committee, stock options to our non-officer employees. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-officer employees, particularly new employees, within specified limits approved by the Compensation Committee. The size of grants made by the NOSOC must be within limits pre-approved by the Compensation Committee. As part of its oversight function, the Compensation Committee reviews on a regular basis the grants made by the NOSOC.

The Compensation Committee will consider matters related to individual compensation, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process would comprise two related elements: the determination of compensation components and levels and the establishment of performance objectives for the current year. For compensation of executives other than the Chief Executive Officer, the Compensation Committee will solicit and consider evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer’s compensation, the evaluation of his performance will be conducted by the Compensation Committee, which recommends to the entire Board of Directors any adjustments to his compensation as well as awards to be granted for final determination. As part of its deliberations with respect to all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of compensation consultants, including analyses of executive and director compensation paid at other companies. The Compensation Committee also takes into account the results of the “say-on-pay” advisory vote of the Company’s stockholders at each annual stockholders meeting.

THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2011 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is composed of three directors: Dr. Dixon, Dr. Fuchs and Mr. Tang. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times and acted by unanimous written consent one time during 2011. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.ardeabio.com.

COMMERCIAL COMMITTEE

The Commercial Committee is responsible for working with management in the direction and investment in the Company’s preparations to commercialize its drug product candidates. The sole member of the Commercial Committee is Dr. Dixon. During the year ended December 31, 2011, the Commercial Committee met with management periodically to help strategize and guide the Company’s commercialization efforts.

BOARD LEADERSHIP STRUCTURE

The Company does not currently have a Chairman of the Board or a lead independent director. Mr. Quart conducts meetings of the Board of Directors and facilitates the formation of an agenda for each meeting based on input from the other directors and our management. Each of the directors, other than Dr. Quart, is independent and the Board of Directors believes that the independent directors have been able to act collaboratively to provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board of Directors meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the independent directors communicate with Dr. Quart regarding any specific feedback or issues, provide Dr. Quart with input regarding agenda items for Board of Directors and Committee meetings, and coordinate with Dr. Quart regarding information to be provided to the independent directors in performing their duties. The Board of Directors believes that this structure provides a flexible, appropriate and effective approach to management of the Board of Directors’ functions.

ROLE OF BOARD IN RISK OVERSIGHT PROCESS

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board of Directors is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. The Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board of Directors. This enables the Board of Directors to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board of Directors, the committees of the Board of Directors consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, the Nominating and Corporate Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies and its succession planning process, and the Commercial Committee oversees risk associated with the Company’s efforts to prepare for commercialization of its drug product candidates.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may do so by sending written communications addressed to the Secretary of Ardea at 4939 Directors Place, California 92121. The Company’s Board has adopted a written Process for Stockholder Communications with the Board of Directors that is available to stockholders on the Company’s website at www.ardeabio.com. All communications will be compiled by the Secretary of the Company, reviewed to determine whether they should be presented to the Board or the individual directors, and submitted to the Board, a committee of the Board or the individual directors on a periodic basis. The purpose of this screening is to allow the Board or individual directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters involving the Company will be promptly and directly forwarded to the Audit Committee. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.ardeabio.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision thereof to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. The Code of Business Conduct and Ethics meets the requirements defined by Item 406 of Regulation S-K.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE ARDEA BIOSCIENCES, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE BY 500,000

The Company’s Employee Stock Purchase Plan was approved by the stockholders of the Company at the Annual Meeting held on February 25, 2000 and was amended as of October 8, 2007 (the “Plan”). Proposal 2, if approved by the stockholders, would increase the number of shares of common stock available for purchase under the Plan. There are currently 357,257 shares of our common stock authorized for issuance under the Plan. Under the Plan, 239,346 shares had been issued through December 31, 2011, and 117,911 shares are available for future issuance. This amendment would increase the number of shares of common stock authorized for issuance under the Plan by 500,000 shares. The Board approved this amendment at a meeting held on March 27, 2012, subject to the approval of the Company’s stockholders.

The Board believes the Plan should be amended to increase the number of shares authorized for issuance in order to permit employees to continue to purchase shares of common stock through the Plan, an important component of the Company’s compensation structure. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this Proposal 2 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The following is a summary of the material features of the Plan. The Plan is qualified in its entirety by reference to the text of the Plan. You may request a copy of the Plan free of charge by writing to: General Counsel, Ardea Biosciences, Inc., 4939 Directors Place, San Diego, CA 92121. A copy of the plan is also attached hereto as Annex A.

Purpose

The purpose of the Plan is to is to provide a means by which our employees may be given an opportunity to purchase our common stock and to aid the Company in attracting, retaining and motivating personnel and encouraging stock ownership by employees.

Administration

The Plan provides that the Board is responsible for administering the Plan and has the final power to construe and interpret both the Plan and the rights granted under it. The Board has the power, subject to the provisions of the Plan, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any subsidiary of the Company will be eligible to participate in the Plan.

The Plan also provides that the Board may delegate administration of the Plan to a committee. Accordingly, the Board has delegated administration of the Plan to the Compensation Committee, which consists of three members of the Board of Directors, none of whom are eligible to participate in the Plan. The Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Plan, and is authorized to make such uniform rules as may be necessary to carry out its provisions. As used below with respect to the Plan, the “Board” refers to the Compensation Committee and to the Board.

Offerings

The Plan is implemented by offerings of rights to all eligible employees from time to time as determined by the Board. In October 2007, the Compensation Committee approved the initiation of a new series of offerings, the first of which commenced on November 15, 2007, with a new offering beginning each six months thereafter. Each offering will be 24 months in length, with four purchase dates on each six-month anniversary of the commencement date of the applicable offering.

Eligibility

Under the Plan, each person who is an employee of the Company, whose customary employment is for more than 20 hours per week and for more than five months per calendar year and is not a five percent stockholder, is eligible to participate in the Plan.

No employee is eligible to participate in the Plan if, immediately after the grant of purchase rights, the employee would own stock, directly or indirectly, possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, employees may purchase a maximum of $25,000 worth of our common stock (determined at the fair market value of the shares at the time such rights are granted in accordance with the United States Internal Revenue Code of 1986, as amended (the “Code”)) under all employee stock purchase plans of the Company for each calendar year in which such rights are outstanding.

As of March 31, 2012, approximately 111 of our employees were eligible to participate in the Plan, of whom approximately 73 were participating in our current Offering that will end on November 14, 2013.

Plan Participation

Eligible employees enroll in the Plan by delivering to the Company, within the time specified in the offering, a participation agreement authorizing payroll deductions of up to 15% of such employee’s base salary or hourly compensation, subject to certain limitations, during the offering. Generally, employees may end their participation in an offering at any time up to 15 days before a purchase period ends. Their participation ends automatically on termination of their employment or loss of eligible status.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the Plan is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering or (ii) 85% of the fair market value of a share of common stock on the purchase date, as set by the Board.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions before or during the offering. At any time during the offering, a participant in the offering may begin, increase, reduce or terminate his or her payroll deductions as the Board provides in the offering. All payroll deductions made for a participant are credited to his or her account under the Plan and deposited with our general funds. A participant may not make additional payments into such account.

Withdrawal

While each participant in the Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal. The Plan provides that a participant may withdraw from an offering at any time prior to the end of the offering, excluding the 15-day period immediately preceding the purchase date.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Plan.

Termination of Employment

Rights granted pursuant to any offering under the Plan terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during such offering.

Restrictions on Transfer

Rights granted under the Plan are not transferable otherwise than by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted. A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death after the offering but prior to delivery to the participant of the shares and cash, or who is to receive the cash from the participant’s account in the event of such participant’s death during an offering.

Duration, Amendment and Termination

The Board may suspend or terminate the Plan at any time.

The Board may amend the Plan at any time. Any amendment of the Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Plan, (ii) modify the requirements relating to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or Rule 16b-3); or (iii) modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

Rights granted before amendment or termination of the Plan will not be altered or impaired by any amendment or termination of the Plan without consent of the employee to whom such rights were granted.

Adjustment Provisions

If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan, due to a change in corporate capitalization and without the receipt of consideration by the Company (through reincorporation, stock dividend, stock split, reverse stock split, combination or reclassification of shares), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan and the outstanding rights will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding rights.

Effect of Certain Corporate Events

In the event of a disposition of all or substantially all of the assets of the Company or specified types of mergers of the Company, the surviving or acquiring corporation either will assume the rights under the Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that participants’ accumulated payroll deductions will be used to purchase shares of our common stock in the offering immediately prior to any such event.

Stock Subject to Plan

Proposal 2, if approved by the stockholders, would increase the number of shares of common stock available for purchase under the Plan by 500,000 shares. There are currently 357,257 shares of our common stock authorized for issuance under the Plan. Under the Plan, 239,346 shares had been issued through December 31, 2011, and 117,911 shares are available for future issuance.

Certain Federal Income Tax Considerations

The following is a general summary of certain United States income tax consequences based upon the laws as currently in effect, and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but, instead, a capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stonefield Josephson, Inc. (“Stonefield”) had audited the Company’s financial statements since we engaged them in October 2004. On October 1, 2010, Stonefield combined its practice with Marcum LLP and began practicing in California and Hong Kong as “MarcumStonefield, a division of Marcum LLP”. Accordingly, effective October 1, 2010, Stonefield effectively resigned as the Company’s independent registered public accounting firm and Marcum LLP became the Company’s independent registered public accounting firm. This change in the Company’s independent registered public accounting firm was approved by the Audit Committee of the Company’s Board of Directors on October 1, 2010.

The principal accountant’s reports of Stonefield on the financial statements of the Company as of and for the year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2009 and through the effective date of the merger between Stonefield and Marcum LLP, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Stonefield’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the year ended December 31, 2009 and through October 1, 2010, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2009 and through October 1, 2010, the effective date of the merger between Stonefield and Marcum LLP, the Company did not consult with Marcum LLP with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Marcum LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Marcum LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal year ended December 31, 2011, the Audit Committee, reviewed and approved all audit and non-audit service engagements, after giving consideration as to whether the provision of such services was compatible with maintaining the independence of Marcum LLP.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2011 and December 31, 2010, by Marcum LLP and/or Stonefield Josephson, Inc.

	Fiscal Year Ended
	2011	2010
Audit fees(1)	$270,920	$279,175
Audit-related fees(2)	100,452	47,450
Tax fees	—	—
All other fees	—	—

	$371,372	$326,625

(1)

The fees identified under the Audit Fees caption were for professional services rendered by Marcum LLP and/or Stonefield Josephson, Inc. for the audit of our annual financial statements and internal control over financial reporting and for the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the auditor in connection with regulatory filings and engagements for the years identified.

(2)

The audit-related fees for 2011 primarily include fees for procedures performed in fiscal year 2011 in connection with registration statements on Forms S-3 and S-8. The audit-related fees for 2010 include fees for procedures performed in fiscal year 2010 in connection with registration statements on Form S-3.

All fees described above were approved in advance by the Audit Committee. During the fiscal years ended December 31, 2011 and 2010, none of the total hours expended on our financial audit by Marcum LLP or Stonefield Josephson, Inc. were provided by persons other than Marcum LLP or Stonefield Josephson’s full-time permanent employees.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Marcum LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Marcum LLP is compatible with maintaining the principal accountant’s independence.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

In addition, at our Annual Meeting of Stockholders held on May 19, 2011, our stockholders voted to express their preference on the frequency of future advisory votes on executive compensation. Because the frequency of once per year received the highest number of votes cast, the Board determined that we will include a non-binding advisory vote on executive compensation in our proxy materials every year until the next required advisory vote of our stockholders on the frequency of future advisory votes on executive compensation.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles; strongly aligned with our stockholders’ interests; and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position Held With the Company
Barry D. Quart, Pharm.D.	55	President and Chief Executive Officer / Director
Stephen R. Davis	51	Executive Vice President and Chief Operating Officer
John W. Beck	52	Senior Vice President, Finance and Operations and Chief Financial Officer
David T. Hagerty, M.D.	57	Senior Vice President and Chief Medical Officer
Kimberly J. Manhard	52	Senior Vice President of Regulatory Affairs and Development Operations

Barry D. Quart, Pharm.D. Dr. Quart’s background is described above under “Election of Directors.”

Stephen R. Davis. Mr. Davis was appointed as our Executive Vice President and Chief Operating Officer on April 6, 2010. Mr. Davis was previously the President and Chief Executive Officer of Neurogen Corporation, a biotechnology company, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to being named Chief Executive Officer of Neurogen in February 2008, Mr. Davis served as Chief Operating Officer of Neurogen beginning in April 2005 and Vice President from September 2001 through April 2005. Mr. Davis was also a director of Neurogen. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University.

John W. Beck. Mr. Beck was appointed as our Senior Vice President, Finance and Operations and Chief Financial Officer on May 27, 2008. Mr. Beck possesses more than 24 years of financial management experience. He was one of the founders of Metabasis Therapeutics, Inc., a biotechnology company, where he previously served as Senior Vice President of Finance, Treasurer and Chief Financial Officer. Prior to co-founding Metabasis, he served as Director of Finance at Neurocrine Biosciences, Inc. Mr. Beck previously held financial management positions at high technology and financial services companies including General Dynamics and Ernst and Young LLP. Mr. Beck received a BA in accounting from the University of Washington and also holds a Th.B. degree in theology from a Seattle, Washington-based seminary. Mr. Beck is a licensed certified public accountant in the state of California (inactive status) and is a member of the American Institute of Certified Public Accountants, the Association of Bioscience Financial Officers and Financial Executive’s International.

David T. Hagerty, M.D. Dr. Hagerty was appointed as our Senior Vice President and Chief Medical Officer on March 1, 2011. He previously served as a Vice President of Immunology and Rheumatology Clinical Research at Biogen Idec Inc., a pharmaceutical company, since 2006. In this role, he was in charge of the Late Development Rheumatology Group and played a lead role in the joint development of Rituxan® (rituximab) for rheumatoid arthritis and lupus with development partner, Genentech. Previously, Dr. Hagerty held several management roles at the Bristol-Myers Squibb Pharmaceutical Research Institute from 1997 through 2006, where he most recently served as Executive Director of Immunology Global Clinical Research and was the medical lead for the Orencia® (abatacept) clinical development program. Dr. Hagerty received an M.D. degree from St. Louis University of Medicine and a B.S. degree from the University of Notre Dame.

Kimberly J. Manhard. Ms. Manhard was appointed as our Senior Vice President of Regulatory Affairs and Development Operations on December 21, 2006. In May 2008, her title was changed to Senior Vice President of Regulatory Affairs and Development Operations. Prior to that Ms. Manhard was President of her own consultancy since 2003, specializing in the development of small molecules intended for the treatment of antiviral, oncology, central nervous system (CNS), and gastrointestinal indications, and was responsible for filing five initial US INDs and multiple clinical trial applications in the European Union and Canada. Prior to starting her consultancy, Ms. Manhard was Vice President of Regulatory Affairs for Exelixis, Inc. Previously, she was

Head of Regulatory Affairs for Agouron Global Commercial Operations (a Pfizer company) supporting marketed HIV products. She joined Agouron in 1996 as Director of Regulatory Affairs responsible for anticancer and antiviral products, including nelfinavir (Viracept®). Prior to Agouron, she was with Bristol-Myers Squibb for over five years in Regulatory Affairs and was responsible for investigational oncology compounds, including paclitaxel (Taxol®), and infectious disease compounds, including didanosine (Videx®) and stavudine (Zerit®). Ms Manhard began her industry career in Clinical Research with Eli Lilly and Company and G.H. Besselaar Associates (Covance). She earned a B.S. in Zoology and a B.A. degree in French from the University of Florida.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person or group of affiliated persons known by us to be beneficial owners of more than five percent of our common stock. Except as indicated below, all information is as of April 2, 2012. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 36,759,140 shares outstanding on April 2, 2012. Shares of common stock that (a) may be issued upon the exercise of warrants and (b) are subject to options to purchase common stock that were exercisable as of April 2, 2012 or that will become exercisable within 60 days after April 2, 2012 are deemed outstanding for purposes of computing the percentage of the person or group holding such convertible stock, warrants or options, but are not deemed outstanding for computing the percentage of any other person or group.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total
Felix J. Baker, Ph.D.(2)	7,163,004	19.4%
Entities affiliated with Baker Brothers Investments(2)	7,113,004	19.2%
667 Madison Avenue, 21st Floor New York, NY 10021
Fidelity Management and Research Company LLC(3)	4,943,942	13.4%
82 Devonshire Street Boston, MA 02109
Kevin C. Tang(4)	4,127,172	11.2%
Wellington Management Company, LLP(5)	3,882,755	10.6%
280 Congress Street Boston, MA 02210
Tang Capital Partners, LP(6)	3,772,745	10.3%
4401 Eastgate Mall San Diego, CA 92121
Wendy L. Dixon, Ph.D.(7)	37,500	*
Henry J. Fuchs, M.D.(8)	220,974	*
Craig A. Johnson(9)	87,000	*
John Poyhonen(10)	95,000	*
Barry D. Quart, Pharm.D.(11)	605,700	1.6%
John W. Beck(12)	279,429	*
Stephen R. Davis(13)	130,581	*
David T. Hagerty, M.D.(14)	50,374	*
Kimberly J. Manhard(15)	179,083	*
All executive officers and directors as a group (11 people)(16)	12,975,817	33.4%

*	Less than one percent of the outstanding common shares.

(1)	Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

(2)

Comprises (i) 100,634 shares of common stock held by Baker Tisch Investments, L.P., a limited partnership of which the sole general partner is Baker Tisch Capital L.P., a limited partnership of which the sole general partner is Baker Tisch Capital (GP), LLC; (ii) 60,827 shares of common stock held by Baker Bros. Investments, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 66,087 shares of common stock held by Baker Bros. Investments II, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iv) 1,693,159 shares of common stock held by 667, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (v) 5,069,518 shares of common stock held by Baker Brothers Life Sciences, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; (vi) 120,477 shares of common stock held by 14159, L.P., a limited partnership of which the sole general partner is 14159 Capital, L.P., a limited partnership of which the sole general partner is 14159 Capital (GP), LLC; (vii) 2,302 shares held by FBB Associates, of which Felix Baker and Julian Baker are the sole partners; and (viii) 50,000 shares issuable upon exercise of options that are exercisable within 60 days of April 2, 2012. Felix Baker and Julian Baker are the controlling members of Baker/Tisch Capital (GP), LLC, Baker Bros. Capital (GP), LLC, Baker Biotech Capital (GP), LLC, Baker Brothers Life Sciences Capital (GP), LLC, and 14159 Capital (GP), LLC.

(3)

Information is based upon the Schedule 13G/A filed by Fidelity Management and Research Company LLC on February 14, 2012, plus 1,000,000 shares of common stock purchased in the Company’s February 2012 public offering.

(4)

Includes 3,772,745 shares held by Tang Capital Partners, LP, for which Tang Capital Management, LLC, of which Mr. Tang serves as Managing Director, serves as General Partner. Mr. Tang shares voting and dispositive power over such shares with Tang Capital Management, LLC and Tang Capital Partners, LP. Also includes 15,089 shares owned of record by Mr. Tang, 146,250 shares that Mr. Tang can acquire within 60 days of April 2, 2012 through the exercise of stock options and 39,163 shares that Tang Capital Partners, LP can acquire through the exercise of a warrant. In the event that Mr. Tang early exercises his unvested stock options, the shares purchased would be subject to a right of repurchase by the Company. With respect to the remaining 193,088 shares that Mr. Tang may be deemed to beneficially own, Mr. Tang has shared voting and dispositive power over 114,036 shares, shared dispositive power and no voting power over 12,000 shares and sole voting and dispositive power over 67,052 shares. Mr. Tang disclaims beneficial ownership of all of the shares reflected herein except to the extent of his pecuniary interest therein.

(5)

Information is based upon the Schedule 13G filed by Wellington Management Company, LLP on January 10, 2012, plus 1,100,000 shares of common stock purchased in the Company’s February 2012 public offering.

(6)

Includes 39,163 shares that Tang Capital Partners, LP can acquire through the exercise of a warrant. Tang Capital Partners, LP shares voting and dispositive power over such shares with Tang Capital Management, LLC and Kevin C. Tang. Of the shares held by Tang Capital Partners, LP, 2,433,153 shares are held in a margin account.

(7)

Includes 9,027 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 2, 2012. An additional 28,473 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(8)

Includes 198,058 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 2, 2012. An additional 12,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(9)

Includes 74,500 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 2, 2012. An additional 12,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(10)

Includes 82,500 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 2, 2012. An additional 12,500 shares may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

(11)	Includes 562,811 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012.

(12)	Includes 275,020 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012.

(13)

Includes 114,790 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012 and 13,021 shares which are subject to repurchase by the Company until vested.

(14) Includes 50,374 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012.

(15)	Includes 169,352 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012.

(16)

Includes 1,701,432 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days after April 2, 2012, 13,021 shares that are subject to repurchase by the Company until vested and 97,223 shares that may be issued upon early exercise, but will be subject to repurchase by the Company until the options to purchase such shares have vested.

SHARES AVAILABLE FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2000 Employee Stock Purchase Plan(1)	—	$—	117,911
2004 Stock Incentive Plan(2)	4,572,493	16.75	782,537
Equity compensation plans not approved by security holders
2002 Non-Officer Equity Incentive Plan	—	—	128,184

Total	4,572,493	$16.75	1,028,632

(1)	The 2000 Employee Stock Purchase Plan included an annual evergreen provision which provided that on December 31st of each year, the number of reserved shares were increased automatically by the lesser of (i) 1% of the total amount of shares of common stock outstanding, (ii) 500,000 shares or (iii) a lesser amount determined by the Board. This plan was suspended in March 2003 and reinstated in October 2007. During the period of suspension, no additional shares were added pursuant to this evergreen provision. The evergreen provision expired and the final increase under the provision occurred on December 31, 2008.

(2)

The number of shares of common stock reserved for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day in January each calendar year, beginning in calendar year 2005, by an amount equal to five percent of the sum of the following share numbers, calculated as of the last trading day in December of the immediately preceding calendar year: (i) the total number of shares of our common stock outstanding on that date and (ii) the number of shares of common stock into which the outstanding shares of our preferred stock are convertible on that date. In no event will any such annual increase exceed 2,000,000 shares. Accordingly, in January 2012, the number of shares available for issuance increased by 1,345,661 from the number shown in the table above.

The following is a brief summary of material features of the 2002 Non-Officer Equity Incentive Plan, which was adopted without stockholder approval:

2002 NON-OFFICER EQUITY INCENTIVE PLAN

General.    Our 2002 Non-Officer Equity Incentive Plan (the “Non-Officer Equity Plan”) provides for stock awards, including grants of nonstatutory stock options, stock bonuses or rights to acquire restricted stock, to employees and consultants who are not our executive officers. Executive officers not previously employed by us may also be granted stock awards as an inducement to their entering into an employment agreement with us. An aggregate of 208,333 shares of common stock have been authorized for issuance under the Non-Officer Equity Plan. As of December 31, 2011, there were no outstanding options to purchase common stock and 128,184 shares of common stock remained available for future grant. There have been 80,149 shares of common stock issued pursuant to the exercise of options granted under the plan since inception. The exercise price per share of options granted under the Non-Officer Equity Plan may not be less than 85% of the fair market value of our common stock on the date of the grant. Options granted under the Non-Officer Equity Plan have a maximum term of ten years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in favor of us that expire over the vesting period. Shares issued under a stock bonus award may be issued in exchange for past services performed for us and may be subject to vesting and a share repurchase option in our favor. Shares issued pursuant to restricted stock awards may not be purchased for less than 85% of the fair market value of our common stock on the date of grant or at the time the purchase is consummated. Shares issued pursuant to restricted stock awards may be subject to vesting and a repurchase option in our favor.

Adjustment Provisions.    Transactions not involving receipt of consideration by us for common stock subject to the Non-Officer Equity Plan, or subject to any stock award, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Non-Officer Equity Plan and outstanding awards. In that event, the Non-Officer Equity Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Non-Officer Equity Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions.    In the event of (i) the sale, lease or other disposition of all or substantially all of the assets of us, (ii) a merger, consolidation or similar transactions in which our pre-corporate transaction stockholders do not hold securities representing a majority of voting power in the surviving corporation, or (iii) an acquisition, other than by virtue of a merger, consolidation or similar transaction, by any person, entity or group of our securities representing at least fifty percent (50%) of the combined voting power of our then outstanding securities (each, a “corporate transaction”), the surviving or acquiring corporation may continue or assume awards outstanding under the Non-Officer Equity Plan or may substitute similar awards.

If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with us has not terminated as of the effective date of the transaction, the vesting of such awards will be accelerated in full, any reacquisition or repurchase rights held by us shall lapse, and the awards will terminate if not exercised (if applicable) at or prior to such effective date. With respect to any other awards, the vesting of such awards will not accelerate and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

However, the following special vesting acceleration provisions will be in effect for all corporate transactions in which the outstanding awards under the plan are to be assumed or replaced: (i) the awards held by employees will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, (ii) the awards held by executives (vice president or higher) will vest with respect to the remaining unvested shares underlying those awards should either of the following events occur within 13 months after the transaction: the executive’s employment is involuntarily terminated without cause (as defined in the Non-Officer Equity Plan) or the executive voluntarily resigns for good reason (as defined in the Non-Officer Equity Plan) and (iii) the awards held by non-employee Board members will vest and become immediately exercisable as to all shares underlying the award.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock and other equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

GENERAL

The following Compensation Discussion and Analysis describes the material elements of compensation for our Named Executive Officers for 2011 — Barry D. Quart, Pharm.D., President and Chief Executive Officer; Stephen R. Davis, Executive Vice President and Chief Operating Officer, John W. Beck, Senior Vice President, Finance and Operations and Chief Financial Officer; Kimberly J. Manhard, Senior Vice President Regulatory Affairs and Development Operations; and David M. Hagerty, Senior Vice President and Chief Medical Officer. Dr. Hagerty joined our Company in March 2011.

Our Compensation Committee is primarily responsible for decisions regarding compensation of our executive officers, other than our Chief Executive Officer, for whom compensation decisions are made by the full Board after taking into account recommendations from the Compensation Committee.

We conducted our first “say-on-pay” vote in 2011, receiving “For” votes in favor of our executive compensation from more than 98% of shares cast. The Compensation Committee interpreted these results to be an affirmation from stockholders that Ardea’s executive compensation programs strike the appropriate balance of aligning the interests of stockholders with the interests of executives. Accordingly, the Compensation Committee decided to maintain generally our existing approach to compensation for executives, continuing to place an emphasis on pay for performance.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, this year, stockholders will again be asked to vote on a non-binding resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

EXECUTIVE SUMMARY

Pay-for-Performance Philosophy. Our goal is to provide a competitive total compensation package with significant emphasis on pay for performance. Accordingly, we favor equity and discretionary rewards over guaranteed cash compensation in order to drive accomplishments that enhance stockholder value and align the interests of our executives and our stockholders. This means that our executives will not realize the total potential value of their compensation package unless performance goals, the significant majority of which are directly tied to Company performance, are achieved. The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it is designed to incent our management team to achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges.

Performance Highlights. The highlights of our performance for 2011 include, among others:

•	We successfully completed our Phase 2 clinical development program for our lead product candidate for the treatment of gout, lesinurad.

•	We reached agreement with FDA on plans for our Phase 3 clinical development program for lesinurad, and initiated the first of the four planned clinical trials in the Phase 3 program in December.

•	We received our first milestone payment of payment of $15.0 million under our global license agreement with Bayer HealthCare AG.

•	We completed a public offering of our common stock on favorable terms that resulted in net proceeds to us of approximately $78.1 million.

Compensation Program Highlights. The highlights of our executive compensation program for 2011 and 2012 include, among others:

•

For 2011, approximately 81% of Dr. Quart’s target total direct compensation was performance-based (that is, dependent upon the achievement of specific pre-established, objective performance goals or an increase in our stock price subject to stock option awards). For purposes of such calculations, we utilized the Black-Scholes value of the options on their applicable grant dates.

•

Our employment agreements and severance plans provide severance benefit payments to our Named Executive Officers in connection with a change in control only upon involuntary termination, and any cash severance benefits do not exceed twice the annual base salary of the Named Executive Officer.

•	We do not provide any tax gross-up benefits for excise taxes associated with change in control related compensation.

•	We provide very few executive fringe benefits. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or club memberships.

•	In line with our pay-for-performance philosophy, we offer reasonable employment agreements that do not contain multi-year guarantees for salary increases or non-performance based guaranteed bonuses.

•	Each of the Named Executive Officers is employed at will and is expected to demonstrate exceptional performance in order to continue serving as a member of the executive team.

Our Compensation Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data points and the Compensation Committee utilizes an independent consultant to engage in ongoing independent review of all aspects of our executive compensation programs.

COMPENSATION CONSULTANTS PARTICIPATION IN COMPENSATION DECISIONS

For each of the past five years, the Compensation Committee has engaged Compensia, an independent compensation consulting firm, to assist in the process of peer group selection and related data analysis to determine relevant market practices with respect to executive compensation levels and mix. Compensia did not provide us with any other services during any of these years, and all of Compensia’s services were performed under the direction of the Compensation Committee. Based on information and analysis from Compensia, the Compensation Committee approved in the first half of 2011 a peer group comprised of 17 companies in the pharmaceutical/biotechnology industry. Inclusion criteria consist of similarities to us at the time of selection with respect to market capitalization ($250 million—$900 million), stage of development (primarily Phase 3) and location (regions with concentrations of biotechnology companies). Changes in the companies comprising the 2011 peer group from the 2010 peer group were primarily due to companies either being acquired or no longer operational and/or the factors that we used for peer group selection that changed materially for us or for a peer group company (e.g., significant changes in market capitalization, etc.). Based upon the foregoing selection criteria, the 2011 peer group consisted of:

Alnylam Pharmaceuticals	Lexicon Pharmaceuticals
AMAG Pharmaceuticals	Medivation
Cadence Pharmaceuticals	Momenta Pharmaceuticals
Enzon Pharmaceuticals	Nektar Therapeutics
Geron	NPS Pharmaceuticals
Halozyme Therapeutics	Optimer Pharmaceuticals
Idenix Pharmaceuticals	Rigel Pharmaceuticals
Immunogen	Targacept
Isis Pharmaceuticals

The Compensation Committee also directed Compensia to conduct a market study of executive compensation and board of director compensation utilizing data from our 2011 peer group and the 2011 Radford

Global Life Sciences Survey. In the fourth quarter of 2011, Compensia met with the Compensation Committee and presented benchmark information and its recommendations with respect to our executive compensation, based on their market study and the program goals, as articulated by the Compensation Committee. The Compensation Committee took these recommendations into account in the process of making its executive compensation decisions in the last half of 2011, including setting the 2012 base salary levels and in establishing the 2012 bonus plan as discussed below.

COMPENSATION PROGRAM OBJECTIVES

Our compensation and benefits programs are designed to facilitate the achievement of our business goals and align our executives’ interests with those of our stockholders. The programs’ objectives are to:

•	Attract, engage and retain highly qualified and talented executives to help ensure our future success;

•	Motivate and inspire executive behavior that fosters and enhances stockholder value;

•	Support overall business objectives identified and approved by our Board; and

•	Provide differentiated compensation based on individual performance.

Consequently, the guiding principles of our programs are:

•	Overall compensation should be weighted in favor of equity and discretionary rewards rather than guaranteed cash compensation, such as base salary;

•	Cash compensation above and beyond base salary should be paid in a way that motivates employees to strive for exceptional performance and to contribute to the achievement of corporate goals; and

•	Compensation programs should be straightforward and easy to understand and administer.

Our compensation programs are designed to pay for performance by rewarding activities that result in the accomplishment of our corporate goals and enhance stockholder value. Each element of compensation is designed to contribute to these objectives as follows:

•

Base salary and benefits are designed to attract and retain employees by providing baseline cash compensation sufficient to satisfy basic needs and at a level consistent with industry standards, so that the executive is provided with some guaranteed level of compensation while a majority of the executive’s compensation is at risk depending upon our performance. We evaluate our welfare benefit offerings for competitiveness against market standards on an ongoing basis, and extend these benefits to our Named Executive Officers, as well as the general staff.

•

Annual performance-based cash bonuses are designed to focus executives on achieving our current-year objectives as defined in our business plan, which may evolve throughout the year. As discussed in more detail below, we require a minimum threshold of corporate performance prior to any cash bonus payment, and allow for payments ranging from 0% up to 150% of target bonus amounts based upon a combination of corporate accomplishments against our stated objectives and individual performance and contribution to these accomplishments.

•

Long-term equity-based incentives, which consist primarily of stock options, are designed to reward executives for long-term success over several years and to provide an opportunity to attain above-market total compensation, to the extent that the achievement of our key corporate goals is reflected in anticipated increases in our stock price. This is in keeping with our philosophy of favoring compensation vehicles that reflect pay for performance. We also maintain an employee stock purchase plan in which all of our employees, including our Named Executive Officers, are eligible to participate.

•

Severance and change-in-control arrangements are designed to attract and retain executives in an employment market where such protections are commonly offered and ensure that employees continue to remain focused on our business in the event of rumored or actual fundamental corporate changes, particularly where their employment may be terminated as a result of such changes.

ELEMENTS OF EXECUTIVE COMPENSATION

Mix of Pay

Historically, we have not specified a target percentage of the overall compensation to be represented by the various compensation elements. The Committee’s intention is that performance based cash incentive bonuses and long-term equity compensation be a significant part of the executive’s compensation and historically, it has represented a significant portion of an executive’s total pay package. This helps with implementing a culture in which our Named Executive Officers know that their take home pay, to a large extent, depends upon our performance. Executives in more senior roles have an increasing proportion of their potential compensation at risk and tied to performance because they are in a position to have greater influence on our performance results. For example, approximately 81% of our chief executive officer’s total potential 2011 compensation was at risk.

Base Salary.

The initial base salary for each of our executive officers was negotiated with each officer at the time of hire, taking into account the executive’s qualifications, experience, prior salary, competitive salary information and internal equity. The Compensation Committee evaluates base salaries for each of our executive officers annually. Salaries for our Named Executive Officers are determined each year by the Compensation Committee based on an assessment of each executive’s performance against job responsibilities, overall Company performance, competitive salary information, internal equity considerations and current economic conditions. In assessing competitive salary information, the Compensation Committee reviews and considers peer group and survey information provided by Compensia, as previously described. Furthermore, when considering base salary, the Compensation Committee considers total cash compensation, comprised of both base salary and the annual cash bonus described below, as they relate to each executive officer’s overall compensation package. The Compensation Committee targets base salary amounts for each executive position at the median of market, as determined by reference to our peer group and survey information. This practice is consistent with the Compensation Committee’s philosophy of remaining competitive in attracting and retaining individuals with strong qualifications for a certain position, but favoring compensation vehicles such as discretionary bonuses and equity compensation that reflect pay for performance, over guaranteed cash compensation.

In December 2011, the Board approved base salaries to be in effect commencing January 1, 2012 through December 31, 2012 for our Named Executive Officers based upon the Compensation Committee’s recommendation. The 2012 base salaries for our Named Executive Officers are as follows:

	2012 Base Salary ($)	Merit/Market Adjustment Increases Over 2011
Name Executive Officer		Base Salary
Barry D. Quart, Pharm.D.	530,000	6.0%
Stephen R. Davis	400,000	6.7%
David T. Hagerty, M.D	328,100	2.5%
John W. Beck.	309,900	0%
Kimberly J. Manhard	325,600	4.0%

The 2012 base salary increases were made (1) in recognition of the strong performances from each of these Named Executive Officers in 2011 and (2) to bring these base salaries closer to the targeted median market levels of our peer group. Detailed base salary information for our Named Executive Officers is provided in the Summary Compensation Table.

Annual Performance-Based Bonus.

It is the Compensation Committee’s objective to have a significant percentage of each executive officer’s total compensation contingent upon our overall performance, as well as upon his or her own performance and contribution to our overall performance. This allows executive officers to receive bonus compensation in the event certain corporate and, if applicable, individual, performance measures are achieved. Individual performance measures for each executive vary with respect to area and level of responsibility and ability to influence our overall performance.

2011 Bonus Plan.    In early 2011, the Compensation Committee approved the 2011 Bonus Plan for our management team, including the Named Executive Officers. Under this plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary. The participant’s incentive award was based on the achievement of pre-established corporate goals and, for participants other than Dr. Quart, individual level of performance and contribution, as determined by the Compensation Committee with input from Dr. Quart. Because of Dr. Quart’s overall responsibility and oversight of Company-wide functions as Chief Executive Officer, his award is determined solely upon the achievement of corporate goals. The following table describes target bonus amounts for 2011 for each of our Named Executive Officers:

Named Executive Officer	Title	Bonus Target (% of Salary)
Barry D. Quart, Pharm.D.	President & Chief Executive Officer	50
Stephen R. Davis	Exec. Vice President, Chief Operating Officer	40
John W. Beck	Sr. Vice President, Finance & Operations, Chief Financial Officer	35
David T. Hagerty, M.D.	Sr. Vice President, Chief Medical Officer	35
Kimberly J. Manhard	Sr. Vice President, Regulatory Affairs & Development Operations	35

These target amounts were intended to ensure that a significant portion of the executives’ overall cash compensation was at the discretion of the Board and tied to the achievement of our corporate goals. The primary focus on the achievement of corporate goals aligns the interests of executives and our stockholders. The assessment of individual performance and contribution to the achievement of the corporate goals is intended to recognize the varying levels of performance and contributions in the area of responsibility that is particular to each executive’s respective position.

The minimum required threshold level of goal achievement under the 2011 Bonus Plan was 50% of total target goals, below which no incentive award would be paid to an executive officer. This minimum required threshold was established to ensure that no awards would be paid if the results actually achieved were significantly below the total target goals. The Compensation Committee, with input from Dr. Quart, sets goals that it believes will be difficult for our executive officers to achieve. Consequently, achieving all of the target goals is expected to occur only if both corporate and individual performances are exceptional. To further reinforce our compensation philosophy and guidelines to favor discretionary awards to recognize exceptional performance, the Compensation Committee provided for up to 150% of target bonus amounts to be paid in the case of exemplary performance. The Compensation Committee also retains the discretion to adjust the corporate goals during the course of the year to reflect any significant shifts in our corporate priorities or strategy as determined by the Board of Directors.

Corporate goals for 2011 related to the following four areas:

•	progress in pre-clinical programs,

•	progress in clinical programs,

•	progress in business development and partnering activities, and

•	finance.

Significant corporate objectives and milestones for 2011 consisted of:

•	Lesinurad (Gout) —
➢	Complete and provide top-line results of from Study 203 in first quarter.
➢	Initiate and enroll 2,500 patients in allopurinol observational study as feeder study for Phase 3.
➢	Reach agreement with FDA on Phase 3 plans based on End-of-Phase 2 meeting by third quarter.
➢	Enroll first patient in Phase 3 program in fourth quarter.

•	RDEA3170 (Gout) –
➢	Complete enabling studies to support CTA filing on third quarter.
➢	Complete Phase 1 SAD by year-end.

•	RDEA119 (Cancer) — Complete patient enrollment for Study 103 extension cohort by year-end;

•	Consummate one or more partnering transactions with respect to the Company’s compounds;

•	Achieve targeted year-end cash expense level; and

•	Secure additional financing as required on favorable terms.

Except with respect to Dr. Quart, in order to determine applicable bonus award levels, each executive’s individual performance and level of contribution to the achievement of corporate goals for 2011 were evaluated by the Compensation Committee, with input from Dr. Quart, with a focus on each individual’s job function, the components of which are as follows for each individual:

Named Executive Officer	Job Function/Responsibility
Stephen J. Davis Exec. Vice President, Chief Operating Officer	• Identify, execute and maintain collaborative and strategic relationships
• Manage business functions, including corporate development, finance, legal, commercial and human resources functions.
• Maintain effective management, development and leadership of staff

John W. Beck Sr. Vice President, Finance & Operations, Chief Financial Officer	• Control expenses and expenditures to achieve target cash expense levels, as may be adjusted by the Board of Directors from time to time
• Continue improvement and maintenance of accounting, disclosure and forecasting systems, SEC compliance standards, risk management and media relations
• Maintain effective management, development and leadership of staff

David T. Hagerty, M.D. Sr. Vice President, Chief Business Officer	• Achieve clinical development goals and milestones, as publicly disclosed from time to time
• Manage and maintain compliance for clinical function and related budget
• Maintain effective management, development and leadership of staff

Kimberly J. Manhard Sr. Vice President, Regulatory Affairs & Development Operations	• Achieve regulatory goals and milestones, as publicly disclosed from time to time • Manage and maintain regulatory applications and communications and related budgets
• Manage and maintain compliance for manufacturing and laboratory functions
• Maintain effective management, development and leadership of staff

Dr. Quart’s individual bonus under the 2011 Bonus was determined and approved by the Board solely based upon the achievement of our corporate goals. In determining the actual performance of our other executives, the Compensation Committee did not place specific weightings on any area of job function or responsibility noted above, but performs, with recommendations from Dr. Quart with respect to each of the executives other than himself, a holistic and subjective assessment of each individual executive officer’s performance in these areas, taking into account the relative importance and impact on the achievement of our corporate goals. Personal performance and contributions can range in value between 0% and 150%. The Compensation Committee must determine that an individual has performed at a level of least 50% in order for that individual to receive any portion of the bonus award attributable to individual performance goals. The Compensation Committee expects executive performance to be exemplary, and for contributions to the achievement of corporate goals to be significant.

After making the determinations described above, individual bonuses under the 2011 Bonus Plan for Named Executive Officers other than Dr. Quart are then calculated as follows:

Bonus = Base Salary x % Target x % of corporate goals achieved x % level of individual performance and contribution.

The below “Grants of Plan-Based Awards” table shows the awards that could have been earned under the 2011 Bonus Plan, and the awards actually earned are included in the below “Summary Compensation Table.” In December 2011, the Compensation Committee reviewed our Company’s achievements and determined that 100% of the weighted value of the 2011 corporate goals was achieved.

With respect to Dr. Quart, the Board determined that our corporate performance during 2011 warranted payment of 100% of his target bonus, based upon the recommendation of the Compensation Committee. The Committee evaluated each executive’s, other than Dr. Quart’s, individual performance and contributions toward achievement of our corporate goals. The award actually earned by each Named Executive Officer’s reflects the Company’s achievement of 100% of the weighted value of its 2011 corporate goals, with the actual award amount adjusted by the Compensation Committee’s assessment of his or her individual performance and contribution in achieving the Company’s corporate goals. In the case of Mr. Davis, the Compensation Committee determined that his performance and contributions during 2011 warranted payment of 100% of his target bonus. In the case of Dr. Hagerty, the Compensation Committee determined that his performance and contributions during 2011 warranted payment of 70% of his target bonus. In the case of Mr. Beck, the Compensation Committee determined that his performance and contributions warranted payment of 75% of his target bonus. The Compensation Committee determined that Ms. Manhard’s performance and contributions warranted payment of 120% of her target bonus.

In early 2012, the Compensation Committee approved corporate goals and a similar bonus plan for our executive officers for use in determining performance-based cash incentive awards for 2012. Any payments under the 2012 plan to the Named Executive Officers, other than Dr. Quart, will be made on the basis of the Compensation Committee’s assessment of the corporate objectives achieved and the Compensation Committee’s subjective and holistic assessment, based in part on the recommendations of Dr. Quart, of each individual’s performance and contribution to achievement of the Company’s goals during the year, subject to the final discretion of the Compensation Committee and Board of Directors. Any payment to Dr. Quart under the 2012 Bonus Plan will be made at the recommendation of the Compensation Committee and subject to the final discretion of the Board of Directors.

Long-Term Equity-Based Incentives.

Stock Option Awards.    Our long-term equity-based incentives are primarily in the form of new hire and annual stock options awarded for performance. The objectives of the stock option awards are to drive long-term Company performance, align our executive officers’ interests with those of our stockholders by encouraging their ownership in our Company and retain executives through long-term vesting requirements that are contingent upon the executive’s continued service in order to receive the full benefits of the award. The Compensation Committee continues to believe that stock options generally are the most appropriate form of long-term incentive compensation to grant our executives because the executive must pay an exercise price equal to the value of the underlying shares on the grant date, so our executives will only recognize any value under the option award if our stock price increases following the grant date. Moreover, stock options provide our executives with a potential source to fund their retirement in the absence of a traditional defined benefit pension plan. All of our employees are eligible for option grants under our equity plan.

In general, each executive officer receives a stock option grant in connection with his or her hire or promotion and is eligible for annual performance-based option grants. The size of each annual performance-based stock option grant is based on a target economic value. When determining the number of options to be granted to the executive officers, the Compensation Committee considers the fair value of the grant using a Black-Scholes valuation for equity awards against the targeted value. The targeted economic value of each grant is based on a combination of analysis of the Compensia market study, corporate and individual performance against goals, individual stock ownership levels, the requirement to expense the value of the equity grants and internal equity considerations. Gains from prior equity awards are not generally considered in determining applicable annual equity award levels. The size of the stock awards are generally targeted at between the 50th percentile and 75th percentile of market, as determined by our peer group and survey information (subject to adjustment within the targeted percentiles to reflect the executive’s actual individual and our corporate performance), which is consistent with the Compensation Committee’s favoring of compensation vehicles that reflect its pay-for-performance philosophy.

Stock options granted to our Named Executive Officers are approved by the Board of Directors upon recommendation by the Compensation Committee and are generally granted effective as of the date of approval. Stock options granted to our Named Executive Officers are incentive stock options, to the extent permissible under the Internal Revenue Code, and commence vesting upon the effective date of the grant. Generally, 25% of the shares subject to the stock options that are granted in connection with a new hire vest on the one-year anniversary of the effective date of grant and the remainder of the shares vest in equal monthly installments over the thirty-six (36) months of continuous employment thereafter, subject to acceleration of vesting in certain circumstances as described in the “Employment and Change-in-Control Agreements” section of this proxy below. Annual performance-based grants of stock options vest and become exercisable in a series of forty-eight (48) successive, equal monthly installments over the 48-month period of continuous employment following the effective date of grant. All stock options expire ten years from the effective date of grant. The exercise price per share of each stock option granted is equal to the fair market value of our Common Stock on the effective date of grant, which is deemed to be equal to the closing sales price of our Common Stock as reported on the Nasdaq Stock Market on the effective date of grant. We have not re-priced stock options, although our equity incentive plan generally allows stock option re-pricing without stockholder approval. We do not backdate options or grant options retrospectively. In addition, we do not plan to coordinate future grants of options so that they are made before the announcement of favorable information, or after the announcement of unfavorable information.

At its meeting in December 2011, the Compensation Committee reviewed the Company’s achievements and the individual achievements of each executive and approved grants of stock options to each of our employees, including the Named Executive Officers, with an effective grant date of December 16, 2011. Awards for Named Executive Officers were based upon a target of at or around the 75th percentile of market and reflecting adjustments for individual performance over 2011.

The option grants made to each Named Executive Officer at the December 2011 meeting are as follows:

Named Executive Officer	Title	Number of Shares Subject to Option Grant
Barry D. Quart, Pharm.D.	President & Chief Executive Officer	155,000
Stephen R. Davis	Exec. Vice President, Chief Operating Officer	80,000
John W. Beck	Sr. Vice President, Finance & Operations, Chief Financial Officer	0
David T. Hagerty, M.D.	Sr. Vice President, Chief Medical Officer	33,600
Kimberly J. Manhard	Sr. Vice President, Regulatory Affairs & Development Operations	40,000

Additional information relating to 2011 stock option awards to our Named Executive Officers is detailed in the below “Grants of Plan-Based Awards” table.

Restricted Stock Awards.    Under the terms of our 2004 Stock Incentive Plan, the Compensation Committee also has the ability to award restricted stock grants. In connection with his hiring in April 2010, Mr. Davis negotiated a restricted stock award of 25,000 shares. The shares subject to the award vest over four years, with 25% of the shares vesting on the one-year anniversary of the effective date of grant and the remainder of the shares vest in equal monthly installments over the thirty-six (36) months thereafter, subject to Mr. Davis’ continued employment with the Company and subject to acceleration of vesting in certain circumstances as described in the “Employment and Change-in-Control Agreements” section of this proxy below. Under certain circumstances, we have the ability to reacquire for no consideration all or a portion of any unvested shares of restricted stock held by Mr. Davis in the event his employment is terminated. No other restricted stock awards have been made at this time.

Employee Stock Purchase Plan.    We also maintain our 2000 Employee Stock Purchase Plan as a further benefit to executive officers, as well as all other employees, and to encourage employee ownership of our Company. The purchase plan allows all eligible employees, including our Named Executive Officers, to purchase shares of our Common Stock at the lower of (i) 85% of fair market value on the first day of a two-year offering period, or (ii) 85% of the fair market value on the last day of each six-month purchase period within the two-year offering period, with the objective of allowing employees to profit when the value of our Common Stock increases over time. The Compensation Committee believes that the purchase plan is a valuable tool to help align the interests of our employees and executives with those of our stockholders by providing them with an ownership interest in the Company.

Other Benefits and Perquisites.

All of our executive officers, as well as our other regular, full-time employees are eligible for a variety of health and welfare benefits, including a non-employer matched 401(k) savings/retirement plan and medical, dental and life insurance and disability coverage. We also provide personal paid time off and other paid holidays to all of our employees, including our Named Executive Officers, which are comparable to those provided at similar companies. Our Named Executive Officers are not provided with any benefits or perquisites that are not generally available to all of our employees.

Severance and Change-in-Control Arrangements.

Dr. Quart has an employment agreement that provides for the payment of certain post-employment benefits. Ms. Manhard, Dr. Hagerty and Messrs. Davis and Beck are entitled to severance benefits under our Amended and Restated Senior Executive Severance Benefit Plan, or Severance Plan. The amount of severance benefits provided to our executives was determined based on job responsibilities and is intended to be consistent with severance arrangements at similarly situated companies. Each of these provisions is described in more detail below under the heading “Potential Payments Upon Termination Or Change-In-Control.”

The Company believes that in order to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment, including in connection with a change-in-control of our company and thereby align the interests of our NEOs with our stockholders by eliminating, or at least reducing, the reluctance of our Named Executive Officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our stockholders. However, the Company does not provide for such benefits solely in the event of a change-in-control because we believe that our executives are materially harmed only if a change in control results in our executives’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.

Under the terms of his employment agreement, in the event of the termination of Dr. Quart’s employment by the Company without cause or termination by Dr. Quart due to constructive termination that does not occur within three months prior to or 12 months following a change of control, Dr. Quart will be entitled to a lump sum cash compensation payment equal to 12 months base salary and one times his target annual bonus, partial stock award acceleration, and Company-paid group health insurance benefits for 12 months. If such termination without cause or constructive termination occurs within three months prior to or 12 months following a change of control, Dr. Quart will be entitled to a lump sum cash compensation payment equal to 18 months base salary and one times the greater of his target annual bonus or annual bonus paid for the preceding year, and Company-paid group health insurance benefits for 18 months. Dr. Quart is provided with greater severance benefits in the event of a change-of-control related involuntary termination because the Company believes that his services would be critical to the initiation and completion of any change-of-control transaction and may result in his involuntary loss of employment.

Our other executive officers are entitled to severance benefits under our Amended and Restated Senior Executive Severance Benefit Plan, which provides that in the event of termination by the Company without cause or termination by the executive officer due to constructive termination, the executive officer will be entitled to cash compensation payments equal to 12 months base salary and one times the target annual bonus, partial stock award acceleration, and Company-paid group health insurance benefits for 12 months. For non change-of-control related terminations, the cash compensation amounts are paid in installments, whereas if the involuntary termination occurs in connection with a change of control, the cash compensation amounts are instead payable in a single lump sum.

Eligibility for these severance benefits in all cases requires a signed release agreement by the executive officer. The Committee believe that severance benefits provided to our NEOs are an important element of their retention and motivation and consistent with compensation arrangements provided in a market in which we compete for executive talent, and that the benefits of such severance rights agreements, including generally requiring a release of claims against the Company as a condition to receiving the severance benefits, is in the best interests of the Company.

Sign-on Bonus.

From time to time, we pay sign-on bonuses where necessary or appropriate to attract top executive talent. Executive recruits often have a significant amount of unrealized value in the form of unvested equity and other foregone compensation opportunities with their former companies that may influence their decision to join us. A sign-on bonus is an effective way of addressing these issues. No sign-on bonuses were paid to any Named Executive Officers in 2011.

Relocation Assistance.

In the event that we require one of our executives to relocate, our policy is to pay the cost of the household goods and personal effects of the executive and his or her immediate family members and reimburse up to $50,000 in additional relocation costs, including lodging and transportation costs for house-hunting and final move, temporary housing and real estate transaction fees and expenses. In 2010, we paid to relocate Mr. Davis, his family and household goods to San Diego and, in 2011, reimbursed him for $50,000 of additional qualifying relocation expenses incurred by him in connection with the relocation.

TAX AND ACCOUNTING IMPLICATIONS

In connection with the structuring and implementation of our executive compensation program, we have considered the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the related regulations of the Internal Revenue Service, which restrict deductibility of executive compensation to the extent such compensation exceeds $1,000,000 in a given year and does not qualify for an exception under the statute or regulations. Our policy is to qualify compensation paid to our executives for deductibility under applicable tax laws to the extent practicable. However, we may from time to time pay compensation to our executive officers that may not be deductible. The Compensation Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for such tax deductibility.

We have also taken into consideration Section 409A of the Code in the design and implementation of our compensation programs. Our compensation programs are intended to be exempt from Section 409A or, if subject to Section 409A, to comply with the requirements of Section 409A so as to avoid any adverse tax consequences to our executives.

Any payment or benefit provided under the severance provisions of Dr. Quart’s employment agreement or under our Senior Executive Severance Benefits Plan in connection with a change-in-control transaction may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the Code. We do not provide any excise tax gross-ups to our executives. If any of these payments or benefits is subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

In accordance with generally accepted accounting standards, stock-based compensation cost is measured at grant date, based on the estimated fair value of the awards, and is recognized as an expense ratably over the requisite employee service period. The Compensation Committee has determined to retain for the foreseeable future our stock incentive program as the sole component of our long-term incentive compensation program, and, therefore, to record this expense on an ongoing basis. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2011, 2010 and 2009 compensation awarded to, paid to or earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary		Bonus	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
		($)		($)	($)	($)	($)	($)		($)
Barry D. Quart, Pharm.D	2011	$508,076	(2)	$—	$—	$1,849,848	$250,000	$—		$2,607,924
President, Chief Executive	2010	466,531	(2)	—	—	2,350,005	230,000	—		3,046,536
Officer and Director	2009	400,000		—	—	1,015,630	190,000	—		1,605,630
John W. Beck	2011	309,439		—	—	—	81,400	—		390,839
Senior Vice President, Finance and	2010	297,408		—	—	313,334	97,800	—		708,542
Operations & Chief Financial Officer	2009	285,000		—	—	253,908	89,800	—		628,708
Stephen R. Davis	2011	374,039		—	—	954,760	150,000	50,000	(7)	1,528,799
Executive Vice President and	2010	254,423		—	533,750	3,486,896	103,600	—		4,378,669
Chief Operating Officer(5)	2009	—		—	—	—	—	—		—
David T. Hagerty, M.D.	2011	263,384		—	—	2,988,784	66,000	—		3,318,168
Senior Vice President and	2010	—		—	—	—	—	—		—
Chief Medical Officer(6)	2009	—		—	—	—	—	—		—
Kimberly J. Manhard	2011	312,534		—	—	477,380	131,500	—		921,414
Senior Vice President, Regulatory	2010	300,189		—	—	626,668	110,600	—		1,037,457
Affairs and Development Operations	2009	282,500		—	—	406,252	94,000	—		782,752

(1)

In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer that do not exceed $10,000 in the aggregate.

(2)	Amount includes cash paid in lieu of vacation pursuant to the Company’s vacation policy in the amount of $8,846 for 2010 and $9,615 for 2011, each amount representing one week.

(3)

The amounts in these columns reflect the aggregate grant date fair value of stock options granted in 2011 and calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation (“ASC 718”) The assumptions used to calculate the value of stock option awards and restricted stock awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 9, 2012.

(4)

These amounts represent the 2009, 2010 and 2011 performance-based bonus awards. The 2009 performance-based bonus awards were paid in 2010. The 2010 performance-based bonus awards were paid in 2010, except in the case of Ms. Manhard, for whom the 2010 bonus was paid in 2011. The 2011 performance-based bonus awards were paid in 2011, except in the case of Ms. Manhard and Dr. Hagerty, for whom the 2011 bonus was paid in 2012.

(5)	In April 2010, Mr. Davis joined the Company as Executive Vice President and Chief Operating Officer. Pursuant to his executive employment agreement, his annual base salary for 2010 was $350,000.

(6)	In March 2011, Dr. Hagerty joined the Company as Senior Vice President and Chief Medical Officer. Pursuant to his executive employment agreement, his annual base salary for 2011 was $320,000.

(7)	The amount represents relocation expenses and the related tax gross-up paid under the terms of Mr. Davis’ employment agreement.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2011, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2011

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Name		Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	($/Sh)	($)
Barry D. Quart, Pharm.D.	—	125,000	250,000	375,000	—	—	—	—
	12/16/11	—	—	—	—	155,000	18.94	1,849,848
John W. Beck	—	54,233	108,465	162,698	—	—	—	—
	—	—	—	—	—	—	—	—
Stephen R. Davis	—	75,000	150,000	225,000	—	—	—	—
	12/16/11	—	—	—	—	80,000	18.94	954,760
David T. Hagerty, M.D.	—	46,667	93,333	140,000	—	—	—	—
	03/01/11	—	—	—	—	150,000	26.00	2,587,785
	12/16/11	—	—	—	—	33,600	18.94	400,999
Kimberly J. Manhard	—	54,775	109,550	164,325	—	—	—	—
	12/16/11	—	—	—	—	40,000	18.94	477,380

(1)

Amounts reflect threshold, target and maximum payout amounts under our 2011 Bonus Plan and are payable at the discretion of our Compensation Committee and approved by the Board, based on the Compensation Committee’s evaluation of the executive’s performance for 2011. The actual amount earned by each executive for 2011 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Amounts reflect total number of shares underlying options granted in 2011. The terms of these awards are summarized in the “Outstanding Equity Awards at Fiscal Year-End” table below.

(3)	The amounts in this column reflect the aggregate fair value of stock options granted in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Barry D. Quart, Pharm. D.	105,000	—	(1)	$3.90	12/20/16	—		—
	195,833	4,167	(2)	15.69	01/01/18	—		—
	112,500	37,500	(3)	10.68	12/18/18	—		—
	50,000	50,000	(7)	14.95	12/15/19	—		—
	37,500	112,500	(8)	23.66	12/13/20	—		—
	—	155,000	(9)	18.94	12/15/21	—		—
John W. Beck(4)	6,250	—	(6)	5.85	06/14/17	—		—
	25,000	—	(5)	15.69	01/01/18	—		—
	163,166	20,834	(2)	14.26	05/26/18	—		—
	33,000	11,000	(3)	10.68	12/18/18	—		—
	12,500	12,500	(7)	14.95	12/15/19	—		—
	5,000	15,000	(8)	23.66	12/13/20	—		—
Stephen R. Davis	62,500	87,500	(10)	21.35	04/05/20	14,584	(10)	21.35
	20,000	60,000	(8)	23.66	12/13/20	—		—
	—	80,000	(9)	18.94	12/15/21	—		—
David T. Hagerty, M.D.	—	150,000	(11)	26.00	02/28/21	—		—
	—	33,600	(9)	18.94	12/15/21	—		—
Kimberly J. Manhard	30,000	—	(2)	3.90	12/20/16	—		—
	30,000	—	(2)	5.95	07/25/17	—		—
	39,166	834	(2)	15.69	01/01/18	—		—
	36,750	12,250	(3)	10.68	12/18/18	—		—
	20,000	20,000	(7)	14.95	12/15/19	—		—
	10,000	30,000	(8)	23.66	12/13/20	—		—
	—	40,000	(9)	18.94	12/15/21	—		—

(1)

The stock option vested and became exercisable with respect to 12.5% of the underlying shares on June 21, 2007, an additional 12.5% of the underlying shares on December 21, 2007, and the remaining 75% of the underlying shares in equal monthly installments over the following three years.

(2)

The stock option vests and becomes exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares monthly over the following three years.

(3)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/19/08).

(4)

Mr. Beck resigned from the board of directors and became the Company’s Chief Financial Officer in May 2008. As a part of Mr. Beck’s employment agreement, the stock options granted for board services were amended to provide that his continued service as an employee of the Company would satisfy any service requirements contained in such option for purposes of vesting and exercisability.

(5)	The stock option was immediately exercisable on its date of grant and subject to a right of repurchase on behalf of the Company which lapsed one year from the date of grant (01/02/08).

(6)

The stock option is immediately exercisable and subject to a right of repurchase on behalf of the Company which lapsed upon the stock option becoming fully vested. The stock option vested in 36 equal monthly installments beginning one month after the date of grant (06/15/07).

(7)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/16/09).

(8)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/14/10).

(9)	The stock option vests and becomes exercisable in 48 equal monthly installments beginning one month after the date of grant (12/16/11).

(10)

The stock option and the shares of restricted stock were granted on 04/06/10 in connection with Mr. Davis’ employment. The stock option vests and becomes exercisable, and the shares of restricted stock vest, with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares monthly over the following three years.

(11)

The stock option was granted on 03/01/11 in connection with Dr. Hagerty’s employment. The stock option vests and becomes exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to the remaining 75% of the underlying shares monthly over the following three years.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of shares of Common Stock acquired and the value realized pursuant to the exercise of stock options during 2011 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise(1)($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting(2)($)
Barry D. Quart, Pharm.D.	55,000	1,253,100	—	—
John W. Beck	26,000	365,590	—	—
Stephen R. Davis	—	—	10,416	265,226
David T. Hagerty, M.D.	—	—	—	—
Kimberly J. Manhard	60,000	1,116,961	—	—

(1)

Amounts shown do not reflect amounts actually received by the named individuals. The value realized on exercise is equal to the difference between the option exercise price and the closing price of our Common Stock on the date of exercise, multiplied by the number of shares subject to the option, regardless of whether the individual actually sold any of the shares received upon exercise or the amount received in connection with any such sale, and without taking into account any taxes that may be payable in connection with the transaction.

(2)

Amount shown does not reflect the amount actually received by the named individual. The value realized on vesting is equal to the number of shares vested multiplied by the closing price of our Common Stock on the vest date, regardless of whether the individual actually sold any of the shares received upon vesting, and without taking into account any taxes that may be payable in connection with the transaction.

POST-EMPLOYMENT COMPENSATION — PENSION BENEFITS

No Named Executive Officer participated in any plan that provided for payment or other benefits at, following or in connection with retirement in the fiscal year ended December 31, 2011.

DEFERRED COMPENSATION — NONQUALIFIED DEFERRED COMPENSATION

No Named Executive Officer participated in any defined contribution or other plan that provided for the deferral of compensation on a basis that is not tax-qualified in the fiscal year ended December 31, 2011.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

We entered into an amended and restated employment agreement with Dr. Barry Quart, our President and Chief Executive Officer and member of our Board of Directors, effective November 7, 2008. The agreement provides for a base annual salary of $400,000 (recently increased to $530,000) and a cash bonus target of 50% of the current base salary (recently changed to 60% of the current base salary). The agreement also provides that if we terminate Dr. Quart’s employment without cause or he resigns for good reason, he will be entitled, upon execution of a designated release agreement, to (i) a severance payment equal to 12 months base salary plus Dr. Quart’s target bonus payment for the year in which he is terminated, payable in a lump sum within 10 days of delivery of the release agreement, (ii) acceleration of 12 months of additional vesting with respect to any unvested stock awards, and (iii) payment for continuation of health care benefits for a period equal to the shorter of 12 months after termination of employment or such time as Dr. Quart obtains insurance benefits from a subsequent employer. If the termination without cause or resignation for good reason occurs within three months before or within 12 months following a change in control, Dr. Quart will be entitled to (i) a lump sum severance payment equal to 18 months base salary, payable within 10 days of delivery of a release agreement, and (ii) a payment equal to the greater of Dr. Quart’s target bonus payment for (a) the year in which he is terminated or (b) the bonus payment earned by the Dr. Quart for the year preceding the year in which his termination occurs, unless no such bonus was paid, in which case the highest bonus previously paid, in each case payable in a lump sum within 10 days of delivery of the release agreement, and (iii) payment for continuation of health care benefits for a period equal to the shorter of 18 months after termination of employment or such time as Dr. Quart obtains insurance benefits from a subsequent employer.

We entered into an employment agreement with Kimberly J. Manhard, our Senior Vice President of Regulatory Affairs and Operations, effective December 21, 2006. The agreement provides for an annual base salary of $250,000 (recently increased to $325,600), a cash bonus target of 30% (later increased to 35% of the current base salary) and upon commencement of employment, the grant of an option to purchase 175,000 shares of our Common Stock under the 2004 Stock Incentive Plan.

We entered into an employment agreement with John W. Beck, our Chief Financial Officer, effective May 27, 2008. The agreement provides for an annual base salary of $285,000 (recently increased to $309,900), cash bonus target of 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase 200,000 shares our Common Stock under the 2004 Stock Incentive Plan. The agreement also provides that the stock options Mr. Beck was granted in connection with his service as a member of the Board of Directors be amended to provide that his continued service as an employee of our Company shall satisfy any service requirements contained in such options for purposes of vesting and exercisability.

We entered into an employment agreement with Stephen R. Davis, our Executive Vice President and Chief Operating Officer, effective April 6, 2010. The agreement provides for an annual base salary of $350,000 (recently increased to $400,000), a cash bonus target of 40% of the current base salary, and upon commencement of employment, the grant of an option to purchase 150,000 shares our Common Stock under the 2004 Stock Incentive Plan and the grant of an award of 25,000 shares of restricted stock issued under our 2004 Stock Incentive Plan. As noted above, Mr. Davis also received reimbursement of $50,000 of his qualifying relocation costs incurred in relocating to San Diego.

We entered into an employment agreement with David T. Hagerty, M.D., our Senior Vice President and Chief Medical Officer, effective March 1, 2011. The agreement provides for an annual base salary of $320,000 (recently increased to $328,100), a cash bonus target of 35% of the current base salary, and upon commencement of employment, the grant of an option to purchase 150,000 shares our Common Stock under the 2004 Stock Incentive Plan.

Ms. Manhard, Messrs. Beck and Davis and Dr. Hagerty are also entitled to participate in our Amended and Restated Senior Executive Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides that if the executive is terminated without cause or resigns for good reason, the executive will be entitled, upon execution of a designated release agreement, to (i) severance payments equal to 12 months base salary, payable in installments on the Company’s regular payroll dates, (ii) a payment equal to the executive’s target bonus payment for the year in which she or he is terminated prorated to the date of termination, payable in a lump sum within 10 days of delivery of the release agreement, and (iii) acceleration of 12 months of additional vesting with respect to any unvested stock awards. If the termination without cause or resignation for good reason occurs within three months before or within 12 months following a change in control, the executive will be entitled to (i) a lump sum severance payment equal to 12 months base salary, payable within 10 days of delivery of a release agreement, and (ii) a payment equal to the greater of (a) executive’s target bonus payment for the year in which the executive’s termination occurs or (b) the bonus payment earned by the executive for the year preceding the year in which the executive’s termination occurs, unless no such bonus was paid, in which case the highest bonus previously paid, in each case payable in a lump sum within 10 days of delivery of the release agreement. In case of a termination without cause or resignation for good reason, whether or not in connection with a change in control, the executive will also be entitled to receive payment for certain health care benefits for a period equal to the shorter of 12 months after termination of employment or such time as the executive obtains insurance benefits from a subsequent employer.

Pursuant to our 2004 Stock Incentive Plan, in the event of a sale or disposition of substantially all of our securities or assets, a merger with or into another corporation or a consolidation or other change of control transaction involving us, the stock awards held by our Named Executive Officers will vest and become immediately exercisable as to half of the otherwise unvested shares underlying those awards, and any remaining unvested shares underlying those stock awards will vest in full if the acquiring entity elects to not assume or substitute for the outstanding stock awards or should either of the following events occur within 3 months prior to or 13 months after the transaction: the executive officer’s employment is involuntarily terminated without cause, or he or she voluntarily resigns for good reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth potential payments to our Named Executive Officers upon various termination or change in control events assuming such events occurred as of December 31, 2011.

Name	Without Cause or With Good Reason	Without Cause or With Good Reason Within 3 Months Before or 12 Months After a Change in Control
Barry D. Quart, Pharm.D.
Severance(1)	$750,000	$1,000,000
Benefit continuation	18,804	28,206
Accelerated vesting of stock awards(2)	281,042	327,542

Total	1,049,846	1,355,748

John W. Beck
Severance(1)	418,365	418,365
Benefit continuation	19,117	19,117
Accelerated vesting of stock awards(2)	11,625	143,807

Total	449,107	581,289

Stephen R. Davis
Severance(1)	525,000	525,000
Benefit continuation	18,804	18,804
Accelerated vesting of stock awards(2)	87,546	227,641

Total	631,350	771,445

David T. Hagerty, M.D.
Severance(1)	432,000	432,000
Benefit Continuation	18,804	18,804
Accelerated vesting of stock awards(2)	—	—

Total	450,804	450,804

Kimberly J. Manhard
Severance(1)	422,550	423,600
Benefit continuation	18,804	18,804
Accelerated vesting of stock awards(2)	94,627	113,227

Total	535,981	555,631

(1)	The severance amount includes the 2011 target bonus pay-out amount under our 2011 Bonus Plan.

(2)

Represents the value of in-the-money unvested options and/or restricted stock awards that would have accelerated if the Named Executive Officer was terminated on December 31, 2011 based on, for stock options the difference between the closing price of our Common Stock of $16.81 on December 31, 2011 and the exercise price of the respective options, and for restricted stock awards the closing price of our Common Stock of $16.81 on December 31, 2011.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

In 2011, the Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, the Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2011 certain information with respect to the compensation of all our non-employee directors:

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash	Option Awards	Total
	($)	($) (1)	($)
Felix J. Baker, Ph.D.	23,077	207,080	230,157
Wendy L. Dixon, Ph.D.	32,769	457,855	490,624
Henry J. Fuchs, M.D.	31,000	207,080	238,080
Craig A. Johnson	40,000	207,080	247,080
John W. Poyhonen	40,000	207,080	247,080
Jack S. Remington, M.D.(2)	10,769	185,681	196,450
Kevin C. Tang	33,000	207,080	240,080

(1)

The amounts in this column reflect the aggregate grant date fair value of stock options granted in accordance with ASC 718. The assumptions used to calculate the value of stock option awards are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 9, 2012.

(2)

In April 2011, Dr. Remington informed the Company that he would retire and resign, effective as of the date of the 2011 Annual Meeting, and accordingly, did not stand for re-election in 2011. As such, the amount included as fees earned or paid in cash are pro-rated and cover the portion of 2011 that Dr. Remington served on the Board of Directors.

The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2011 was as follows: 37,500 shares for Dr. Baker, 25,000 shares for Dr. Dixon, 198,058 shares for Dr. Fuchs, 74,500 shares for Mr. Johnson, 82,500 shares for Mr. Poyhonen, 73,500 shares for Dr. Remington, and 133,750 shares for Mr. Tang. During fiscal 2011, each director was granted one stock option on 01/03/11 for the purchase of 12,500 shares, for which the grant date fair value is $16.57 per share, except for Dr. Dixon who was granted an option to purchase 25,000 shares on 04/06/2011, which had a grant date fair value of $18.31 per share.

ELEMENTS OF DIRECTOR COMPENSATION

Annual Cash Payments.    Our non-employee directors are entitled to receive a $20,000 cash payment, payable in quarterly installments, for their service as non-employee members of our Board. Additionally, each non-employee director serving on a committee of the Board receives annual cash compensation for their service on each committee as follows:

Audit Committee Chairperson	$20,000
Audit Committee Member	$8,000
Compensation Committee Chairperson	$12,000
Compensation Committee Member	$5,000
Nominating & Corporate Governance Committee Chairperson	$8,000
Nominating & Corporate Governance Committee Member	$3,000
Commercial Committee	$22,000

The payments listed above will be made to committee members in four equal payments at the end of each calendar quarter, contingent on their continued and uninterrupted service on the applicable committee(s). Payments will be prorated in the event of a termination or interruption in service.

Stock Options.    Under the automatic option grant program included in our 2004 Plan, each individual who first becomes a non-employee Board member automatically receives an option grant for 25,000 shares on the date such individual joins the Board, provided such individual has not been in our prior employ. The option grant for 25,000 shares vests in a series of thirty-six successive equal monthly installments upon the optionee’s completion of each month of Board service over the thirty-six month period measured from the grant date. In addition, on the first trading day in January each year, each individual serving as a non-employee Board member on the first trading day in January will automatically be granted an option to purchase 12,500 shares of Common Stock, provided such individual has served on our Board for at least six months. The option to purchase 12,500 shares of Common Stock vests one year from the date of grant. All of the options granted to our directors are immediately exercisable, but prior to vesting, all of the foregoing director options are subject to our right of repurchase at the exercise price of such options.

Reimbursement of Expenses.    Our non-employee Board members are also entitled to reimbursement of expenses they incur in connection with the performance of their duties as Board members or members of Board committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the Compensation Committee currently consists of three directors: Dr. Baker, Mr. Poyhonen and Mr. Tang. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the board of directors or compensation committee of any company where any member of our Board of Directors is an executive officer.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

/s/ JOHN W. POYHONEN

John W. Poyhonen

/s/ FELIX J. BAKER

Felix J. Baker

/s/ KEVIN C. TANG

KEVIN C. TANG

*

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company has a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not covered by this policy. A “related person” is any executive officer or director of the Company who served in that capacity since the beginning of the Company’s last fiscal year, any nominee for director, or any owner of more than 5% of any class of voting stock of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

The Company has also entered into indemnification agreements with our officers and directors, which provide, among other things, that we will indemnify such officer or director, as applicable, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he, she or it may be required to pay in actions or proceedings which he, she or it is or may be made a party by reason of his, her or its position as a director, officer, or other agent of the Company and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

In February 2011, we completed a public offering of shares of our common stock for aggregate proceeds of approximately $78.1 million, after deducting underwriter discounts and commissions and expenses. Tang Capital Partners, LP with which Kevin Tang, a member of our board of directors, is affiliated, and Baker Biotech Funds, whom, with which Felix Baker, a member of our board of directors, is affiliated, were purchasers in the public offering on the same terms and conditions as the other purchasers who participated in the public offering, purchasing approximately $5,500,000 and $9,500,000 worth of common stock, respectively. The Audit Committee preapproved the participation of Baker Biotech Funds and Tang Capital Partners, LP in the public offering in accordance with the Related-Person Transactions Policy. For more information regarding public offering, please refer to our Current Report on Form 8-K filed with the SEC on January 21, 2011.

In addition, see the Section entitled “Potential Payments Upon Termination or Change-In-Control” in this proxy statement for certain information regarding employment agreements between us and various of our executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Ardea stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Ardea Biosciences, Inc. 4939 Directors Place, San Diego, California 92121, Attention: Corporate Secretary or call (858) 652-6500. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.

President and Chief Executive Officer

April 16, 2012

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Corporate Secretary, Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

Annex A

ARDEA BIOSCIENCES, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

APPROVED BY THE BOARD OF DIRECTORS JANUARY 25, 2000

APPROVED BY STOCKHOLDERS FEBRUARY 25, 2000

REVISED BY BOARD OF DIRECTORS OCTOBER 8, 2007

1.	PURPOSE.

(a) The purpose of this 2000 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Ardea Biosciences, Inc. (the “Company”) and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company (the “Common Stock”).

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company, unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) To terminate or suspend the Plan as provided in paragraph 15.

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock and subject to the increases in the number of reserved shares described below, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate five hundred thousand (500,000) shares of Common Stock (the “Reserved Shares”). On December 31st of each year starting with December 31, 2000 and continuing through and including December 31, 2008, the number of Reserved Shares will be increased automatically by the least of (i) one percent (1%) of the total number of shares of Common Stock outstanding on such anniversary date, (ii) five hundred thousand (500,000) shares, or (iii) a number of shares determined by the Board prior to each December 31st, which number shall be less than (i) and (ii). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

(b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.	GRANT OF RIGHTS; OFFERING.

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5.	ELIGIBILITY.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

(b) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan; provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b) In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, then the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering. “Earnings” is defined as an employee’s wages (including amounts thereof elected to be deferred by the employee, that would otherwise have been paid, under any arrangement established by the Company that is intended to comply with Section 125, Section 401(k), Section 402(h) or Section 403(b) of the Code or that provides non-qualified deferred compensation), which shall include overtime pay, bonuses, incentive pay and commissions, but shall exclude profit sharing or other remuneration paid directly to the employee, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation, as determined by the Board or the Committee. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan, but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8.	EXERCISE.

(a) On each Purchase Date specified therefore in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares, which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering, shall be distributed in full to the participant after such Purchase Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent, unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

(a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, then the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights, unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan, unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan, due to a change in corporate capitalization and without the receipt of consideration by the Company (through reincorporation, stock dividend, stock split, reverse stock split, combination or reclassification of shares), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 3(a), and the outstanding rights will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding rights. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive.

(b) In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the securities or assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation, or (3) a reverse merger in which the Company is the surviving corporation, but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan. In the event that no surviving corporation assumes outstanding rights or substitutes similar rights therefor, participants’ accumulated payroll deductions shall be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering shall terminate immediately following such purchase.

13.	AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares reserved for rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”)); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DESIGNATION OF BENEFICIARY.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering, but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective simultaneously with the effectiveness of the Company’s registration statement under the Securities Act with respect to the initial public offering of shares of the Company’s Common Stock (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board, which date may be prior to the Effective Date.

ARDEA BIOSCIENCES, INC.

REVISED 2000 EMPLOYEE STOCK PURCHASE PLAN OFFERING

ADOPTED OCTOBER 8, 2007

1.	GRANT; OFFERING DATE.

(a) The Board of Directors of Ardea Biosciences, Inc. (the “Company”), pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Plan”), hereby authorizes the grant of rights to purchase shares of the common stock of the Company (“Common Stock”) to all Eligible Employees (an “Offering”). The first Offering hereunder (the “Initial Offering”) shall begin on November 15, 2007 and shall end approximately 24 months later, unless terminated earlier as provided below. After the Initial Offering, an additional new Offering shall begin on the day after the first Purchase Date of the immediately preceding Offering. The first day of an Offering is that Offering’s “Offering Date.” Except as provided below, each Offering shall be approximately twenty-four (24) months in duration, with four (4) Purchase Periods which shall be six (6) months in length, except for the first and second Purchase Periods of the Initial Offering which may be longer or shorter and shall be approximately six (6) months in length. Except as provided below, a Purchase Date is the last day of a Purchase Period or of an Offering, as the case may be. The Initial Offering shall consist of four (4) Purchase Periods with the first Purchase Period of the Initial Offering ending on May 14, 2008 and the second Purchase Period of the Initial Offering ending on November 14, 2008.

(b) If an Offering Date falls on a day during which the Common Stock is not actively traded, then the Offering Date shall be the next succeeding day during which the Common Stock is actively traded.

(c) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

(d) Notwithstanding anything to the contrary, in the event that the fair market value of a share of Common Stock on any Purchase Date during an Offering is less than the fair market value of a share of Common Stock on the Offering Date of such Offering, then following the purchase of Common Stock on such Purchase Date: (i) the Offering shall terminate, and (ii) all participants in the just-terminated Offering shall automatically be enrolled in the new Offering that starts such day.

2.	ELIGIBLE EMPLOYEES.

All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering; provided, however, that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an “Eligible Employee”). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or less than five (5) months per calendar year, and (ii) five percent (5%) stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan shall not be eligible to participate.

Each person who first becomes an Eligible Employee during any Offering shall be granted a right to purchase Common Stock under the next Offering Date to occur under the Plan.

3.	RIGHTS.

(a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such Participant’s Earnings (as defined in the Plan) paid during the period of such Offering.

(b) The maximum number of shares that may be purchased by an eligible employee on a Purchase Date shall not exceed five thousand (5,000) shares. The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

(c) Notwithstanding the foregoing, no employee shall be granted an option under the Plan which permits such employee’s right to purchase stock under this Plan and all other employee stock purchase plans (described in Section 423 of the Code) of the Company to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.	PURCHASE PRICE.

The purchase price of the Common Stock under the Offering shall be the lesser of (a) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company’s Common Stock is actively traded that immediately follows the Offering Date if an Offering Date falls on a day during which the Company’s Common Stock is not actively traded), or (b) eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company’s Common Stock is actively traded that immediately precedes the Purchase Date if a Purchase Date falls on a day during which the Company’s Common Stock is not actively traded).

5.	PARTICIPATION.

(a) Except as otherwise provided herein or in the Plan, an Eligible Employee may elect to begin payroll deductions under an Offering as of the beginning of the Offering or as of the day after any Purchase Date (i.e., any May 15th or November 15th). Such an election shall be made by delivering an agreement authorizing payroll deductions. Such deductions shall be made each pay period and must be in whole percentages not to exceed fifteen percent (15%) of Earnings. The agreement shall be made on such enrollment form as the Company or a designated Affiliate provides and must be delivered to the Company or designated Affiliate before the applicable Offering Date to be effective for such Offering, unless a later time for filing the enrollment form is set by the Company for all Eligible Employees with respect to a given Offering Date. A participant may not make additional contributions under the Plan.

(b) A participant may increase or reduce (including to zero) his or her participation level to be effective immediately following the next Purchase Date during an Offering. Any such change in participation shall be made by delivering a notice to the Company or a designated Affiliate in such form and at such time as the Company provides. In addition, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the Participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding the fifteen (15) day period immediately preceding the Purchase Date, by delivering a withdrawal notice to the Company or designated Affiliate in such form as the Company of designated Affiliate provides. A participant who has withdrawn from an Offering shall not again participate in such Offering but may participate in subsequent Offerings under the Plan by submitting a new participation agreement in accordance with the terms thereof.

6.	PURCHASES.

Subject to the limitations contained herein, on each Purchase Date, each participant’s accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. If a Purchase Date falls on a day during which the Common Stock is not actively traded, then the Purchase Date shall be the nearest prior day on which the Common Stock is actively traded.

7.	NOTICES.

Any notices or agreements provided for in the Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.	OFFERING SUBJECT TO PLAN.

Each Offering is subject to all of the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01GLXC 7 3 D V + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Felix J. Baker, Ph.D. 04 - Craig A. Johnson 02 - Wendy L. Dixon, Ph.D. 05 - John W. Poyhonen 03 - Henry J. Fuchs, M.D. 06 - Barry D. Quart, Pharm.D. 1. Election of Directors: For Withhold For Withhold For Withhold 07 - Kevin C. Tang IMPORTANT ANNUAL MEETING INFORMATION 2. Approve an amendment to the Company’s 2000 Employee Stock Purchase Plan increasing the aggregate number of shares of common stock authorized for issuance under the Employee Stock Purchase Plan by 500,000 shares. 4. Say on Pay - An advisory vote on the approval of executive compensation. 3. To ratify the selection by the Audit Committee of the Board of Directors of Marcum LLP as independent auditors of the Company for its fiscal year ending December 31, 2012. For Against Abstain For Against Abstain 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 1 3 6 3 7 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Standard Time, on May 30, 2012. Vote by Internet Go to www.investorvote.com/ardc Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Ardea Biosciences, Inc. Notice of 2012 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 31, 2012 Barry D. Quart, Pharm. D. and Christian Waage, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ardea Biosciences, Inc. to be held on May 31, 2012 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)